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                                                                   EXHIBIT 10.17

                                                                  EXECUTION COPY

                          U.S. ASSET PURCHASE AGREEMENT

                                 By and Between

                               DISTRICT PHOTO INC.

                                    as Buyer

                                       and

                                NASHUA PHOTO INC.

                                       and

                              PROMOLINK CORPORATION

                                   as Sellers

                           Dated as of March 10, 1998
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I - PURCHASE AND SALE OF ASSETS........................................1

         1.1      Purchase and Sale of Assets..................................1
         1.2      Retained Assets..............................................4


ARTICLE II - ASSUMPTION OF LIABILITIES.........................................4

         2.1      Assumed Liabilities..........................................4
         2.2      Retained Liabilities.........................................5
         2.3      Prorations...................................................5


ARTICLE III - U.S. PURCHASE PRICE..............................................6

         3.1      Payment......................................................6
         3.2      Allocation of U.S. Purchase Price............................6
         3.3      Preparation of Closing Date Net Current Asset Disclosure.....6


ARTICLE IV - CLOSING AND CONDITIONS TO CLOSING.................................8

         4.1      General......................................................8
         4.2      Documents Delivered by Seller................................8
         4.3      Documents Delivered by Buyer.................................9
         4.4      Conditions to Closing.......................................10


ARTICLE V - REPRESENTATIONS AND WARRANTIES....................................12

         5.1      Representations and Warranties of Seller....................12
         5.2      Representations and Warranties of Buyer.....................24


ARTICLE VI - COVENANTS OF SELLER..............................................26


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                                                                            Page

         6.1      Notice of Claims............................................26
         6.2      Maintenance of, and Access to, Records......................26
         6.3      Non-Solicitation............................................26
         6.4      Limitations on Assignability................................27
         6.5      Pre-Closing Operations of Seller............................27
         6.6      Access to Records and Information...........................28
         6.7      No Solicitation of Offers...................................28
         6.8      Notices of Certain Events...................................28
         6.9      Commercially Reasonable Efforts.............................29
         6.10     Risk of Loss................................................29
         6.11     Bulk Sales..................................................29
         6.12     Employment of Employees; Benefits...........................30
         6.13     Employee Benefits Plans.....................................30


ARTICLE VII - COVENANTS OF BUYER..............................................31

         7.1      Maintenance of, and Access to, Records......................31
         7.2      Commercially Reasonable Efforts.............................31


ARTICLE VIII - INDEMNIFICATION................................................32



ARTICLE IX - TERMINATION......................................................32

         9.1      Termination Events..........................................32
         9.2      Effect of Termination.......................................32


ARTICLE X - MISCELLANEOUS.....................................................32

         10.1     Survival of Representations and Warranties..................32
         10.2     Amendments..................................................33
         10.3     Notices.....................................................33
         10.4     [INTENTIONALLY OMITTED].....................................33
         10.5     Waiver......................................................33
         10.6     Headings....................................................33
         10.7     Entire Agreement............................................33
         10.8     Assignment..................................................33


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                                                                            Page

         10.9     Governing Law; Time of the Essence..........................33
         10.10    Counterparts................................................33
         10.11    Publicity...................................................34
         10.12    Jurisdiction................................................34
         10.13    Legal Fees..................................................34
         10.14    Actions.....................................................34
         10.15    Terms.......................................................34
         10.16    Construction................................................34
         10.17    Third Parties...............................................34


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SCHEDULES [Not Included in Filing]

Schedule 1.1(a)   --       Prepaid Items
Schedule 1.1(b)   --       Inventory
Schedule 1.1(c)   --       Accounts Receivable
Schedule 1.1(d)   --       Tangible Personal Property
Schedule 1.1(g)   --       Intellectual Property
Schedule 1.1(h)   --       Listed Contracts
Schedule 1.1(i)   --       Licenses and Permits
Schedule 1.1(j)   --       Leases
Schedule 1.2      --       Retained Assets
Schedule 3.2      --       Allocation of U.S. Purchase Price
Schedule 4.4(a)(v)--       Material Adverse Changes
Schedule 5.1(d)   --       Permitted Encumbrances
Schedule 5.1(f)   --       Environmental and Safety Compliance
Schedule 5.1(g)   --       Material Defects
Schedule 5.1(i)   --       Financial Statements
Schedule 5.1(m)   --       Litigation
Schedule 5.1(n)   --       Customers and Suppliers
Schedule 5.1(s)   --       Labor Matters
Schedule 5.1(t)   --       Employee Plans
Schedule 5.1(u)   --       Taxes
Schedule 5.1(w)   --       Required Consents
Schedule 5.1(v)   --       Absence of Certain Changes
Schedule 5.2(f)   --       Pending Litigation
Schedule 6.12     --       Transferred Employees


EXHIBITS [Not Included in Filing]

Exhibit 2.1       --       Form of Instrument of Assumption of Liabilities
Exhibit 3.3       --       Net Current Asset Disclosure
Exhibit 4.2(d)    --       Form of Bill of Sale
Exhibit 4.2(f)    --       Form of Assignment and Assumption of Lease
Exhibit 4.2(k)    --       Form of Patent and Trademark Assignment


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 10, 1998, is entered into by and between District Photo Inc., a District of Columbia corporation ("Buyer"), on the one hand, and Nashua Photo Inc., a Delaware corporation and Promolink Corporation, a Delaware corporation (collectively referred to as "Seller"), on the other hand, both of which are wholly-owned subsidiaries of Nashua Corporation.

                               W I T N E S S E T H

         WHEREAS, Seller is engaged in the United States in the photofinishing business, including the marketing and sale of photo-related products (the "Business");

         WHEREAS, Seller desires to sell the Acquired Assets (as defined in Section 1.1) to Buyer;

         WHEREAS, this Agreement is entered into between Buyer and Seller pursuant to that certain Master Asset Purchase Agreement of even date herewith entered into by and between Nashua Corporation and Buyer (the "Master Agreement");

         WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, the Acquired Assets, in consideration of the payment of the U.S. Purchase Price (as defined in Section 3.1) and the assumption by Buyer of the Assumed Liabilities (as defined in Section 2.1);

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth herein, and upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale of Assets. Subject to the provisions of this Agreement, at the Closing (as defined in the Master Agreement), Seller shall convey, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Business as a going concern comprising all of the assets, properties, rights, privileges, claims, contracts and interests of Seller on the Closing Date (as defined in the Master Agreement), of every
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kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the books and records of Seller (other than the Retained Assets (as defined in Section 1.2)), free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, restrictions or encumbrances whatsoever (collectively, "Liens"), other than the Permitted Encumbrances (as defined in Section 5.1(d)) (such assets, properties, rights, privileges, claims, contracts and interests collectively referred to as the "Acquired Assets"). Without limiting the generality of the foregoing, the Acquired Assets shall include the following:

                  (a) Prepaid Items. All of Seller's prepaid expenses, advance payments, deposits and prepaid items, including deposits with lessors, suppliers or utilities (collectively, "Prepaid Items"), as described on Schedule 1.1(a);

                  (b) Inventory. All of Seller's inventories, including all inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including all of Seller's rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and nonsalable inventory (collectively, "Inventory"), as described on Schedule 1.1(b);

                  (c) Accounts Receivable. All of Seller's accounts receivable, notes receivable and royalties receivable, any payments received by Seller with respect thereto after the Closing Date, unpaid interest accrued thereon, and any security or collateral relating thereto, including all past due, reserved and written off accounts receivable (collectively, "Accounts Receivable"), as described on Schedule 1.1(c) (including aging information with respect to the Accounts Receivable);

                  (d) Tangible Personal Property. All of Seller's motor vehicles, machinery, equipment, office furniture, furnishings, tools, fixtures, office equipment, computer hardware and software, leasehold and other improvements and other tangible personal property (collectively, "Tangible Personal Property"), as described on Schedule 1.1(d);

                  (e) Books, Records and Written Materials. All of Seller's business records, including all financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records, formulations, and any other information which has been reduced to writing (collectively, "Books and Records") (but excluding those books and records described in Section 1.2(a));


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                  (f) Catalogs and Advertising Materials. All of Seller's
promotional and advertising materials, including all catalogs, brochures, videos, plans, manuals and handbooks;

                  (g) Intellectual Property Rights. All of Seller's trademarks, service marks, trade names, logos, copyrights or patents (and any applications for any of the foregoing and rights therein), together with all claims for damages against Persons by reason of past infringement and the right to sue for and collect such damages, licenses, shop rights, know-how, developments, research data, designs, specifications, drawings, blueprints, technology, ideas, compositions, manufacturing and production principles and techniques, test procedures, processes, formulas, know-how, file reports, certifications, customer and supplier lists, pricing and cost information, confidential information, inventions (whether or not patentable), discoveries, business methods, confidential or proprietary business information and trade secrets and all other intellectual and intangible property rights owned by Seller or to, or in, which Seller has any right or interest whatsoever (where there are multiple copies of such material in Seller's possession or control, all copies of such material) (collectively, the "Intellectual Property"), as described on Schedule 1.1(g) (as used herein, "Person" means a corporation, limited liability company, association, partnership, organization, trust, joint venture or other legal entity, an individual or a Governmental Authority);

                  (h) Contracts. All of Seller's licenses, contracts, agreements, commitments and undertakings, whether oral or written, (including unfilled customer orders) relating to the Acquired Assets or Business to which Seller is a party or by which any of the Acquired Assets are bound (collectively, "Contracts"), of which, only those Contracts that are reflected in Seller's Financial Statements that constitute obligations involving more than $10,000 annually or that are not cancelable by Buyer within thirty (30) days without incurring liability for such cancellation, are described on Schedule 1.1(h) ("Listed Contracts");

                  (i) Licenses and Permits. All licenses, permits, approvals, franchises, consents and other authorizations held by Seller or related to or used in connection with the Business or the Acquired Assets (collectively, "Licenses and Permits") issued to Seller by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities"), to the extent transferable to Buyer, which Licenses and Permits are described on Schedule 1.1(i);

                  (j) Leases. All of Seller's leases as described on Schedule 1.1(j) (the "Leases"); and


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                  (k) Other Assets. Excluding the Retained Assets described in
Section 1.2, all of the other assets, properties, rights, privileges, claims, contracts and interests of every kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the books and records of Seller, of Seller including such assets, properties, rights, privileges, claims, contracts and interests as are reflected on the Closing Date Net Current Asset Disclosure (as defined in
Section 3.3(b)) or which are owned by Seller on the Closing Date, including those customer orders received (whether before, on or after Closing) relating to the Business, which customer orders have not been opened for processing.

         1.2 Retained Assets. Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and the Acquired Assets shall not include, any of the assets described on Schedule 1.2, assets disposed of since the date hereof in the ordinary course of business, such other assets as have been or are disposed of pursuant to this Agreement, and the following assets of Seller (collectively, the "Retained Assets"):

                  (a) Corporate Records. Seller's corporate books and records, including stock certificates, treasury stock, stock transfer records, corporate seals and minute books, and Seller's tax returns and tax supporting information, records constituting privileged and confidential attorney-client communications or work product related to the transactions contemplated hereby;

                  (b) Seller Rights under this Agreement. All rights of Seller under this Agreement; and

                  (c) Prepaid Taxes and Tax Refunds. Prepaid foreign, federal, state or local taxes and any rights of Seller to any tax refunds or carry backs.


                                   ARTICLE II
                            ASSUMPTION OF LIABILITIES

         2.1 Assumed Liabilities. On the terms and subject to the conditions set forth in the Assignment and Assumption Agreement attached hereto as Exhibit 2.1, at the Closing, Buyer shall assume the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (a) Accounts Payable. All of Seller's trade and other accounts payable reflected on the Closing Date Net Current Asset Disclosure;


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                  (b) Accrued Liabilities. All of Seller's accrued liabilities reflected on the Closing Date Net Current Asset Disclosure.

                  (c) Contracts. All liabilities and obligations of Seller arising under the Contracts which accrue after the Closing; provided, however, that Buyer shall not assume or be responsible for any such liabilities or obligations which arise from defaults thereunder or breaches thereof by Seller prior to or on the Closing Date (whether a claim for any such default or breach is made before or after the Closing).

                  (d) Leases. All contractual liabilities and obligations of Seller under the Leases for time periods after the Closing Date; provided, however, that Buyer shall not assume or be responsible for any such liabilities or obligations which arise from defaults thereunder or breaches thereof by Seller prior to or on the Closing Date or for any Environmental Matters (as defined in Section 2.2) related in any way to the Leases prior to or on the Closing Date (whether a claim for any such default or breach is made before or after the Closing);

                  (e) Taxes. All real and personal property taxes, sales and use taxes attributable to the sale of inventory, payroll taxes and employee withholding tax obligations and other taxes, relating to Buyer's operation of the Business after the Closing.

         2.2 Retained Liabilities. Except for the Assumed Liabilities, Seller shall retain all, and Buyer shall have no responsibility for any, of Seller's liabilities and obligations, whether or not relating to the Business or Acquired Assets, whether fixed, contingent or otherwise, and whether known or unknown (collectively, the "Retained Liabilities"). Without limiting the foregoing, Buyer shall not assume or be liable for and Seller shall indemnify Buyer against and hold Buyer harmless from any of the following liabilities for (i) environmental matters ("Environmental Matters") arising under Environmental Laws (as defined in Section 5.1(f)) in connection with violations, disposal, events, occurrences or releases that occurred or are attributable to the period on or prior to the Closing Date; (ii) liabilities incurred by Seller in connection with this Agreement, the transactions provided for herein and any other agreements contemplated hereby, including, without limitation, attorneys' and accountants' fees, and expenses pertaining to the performance by Seller of its obligations hereunder; (iii) liabilities that relate to the Retained Assets;
(iv) except for Assumed Liabilities, liabilities arising out of the operation of the Business on or before the Closing; (v) payments, if any, to be made as a result of the purchase and sale of the Business of Seller to certain management personnel of Seller under certain retention and other similar agreements solely in respect to those obligations resulting from the transactions contemplated by this Agreement; (vi) all Federal, state and local franchise and income taxes of Seller, whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement


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and the transactions provided for herein, including any liability for such taxes arising out of the inclusion of Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability;
(vii) liabilities with respect to workers' compensation or other employee related claims, including, without limitation, with respect to discrimination, wrongful termination and employee benefits of any kind arising from any facts or circumstances occurring prior to or on the Closing Date; (viii) the employment contracts of Richard Kennedy, Stanley Vaughan and Michael Jeans including, but not limited to, any and all of the employer's responsibilities under such contracts; and (ix) any other liabilities of Seller not specifically assumed by Buyer hereunder.

         2.3 Prorations. Except as otherwise provided in Section 2.1, general utility charges, personal property taxes and assessments, and similar proratable items which are attributable to the Acquired Assets, shall be apportioned between Buyer and Seller as follows: any item which relates to the period prior to or on the Closing Date shall, to the extent not accrued on the Closing Date Net Current Asset Disclosure, be apportioned to and paid by Seller, and any such item which relates to the period on or after the Closing Date, whether or not accrued on the Closing Date Net Current Asset Disclosure, shall be apportioned to and paid by Buyer; provided, however, that any special assessments or similar charges in effect or payable prior to the Closing Date shall be paid by Seller prior to the Closing.


                                   ARTICLE III
                               U.S. PURCHASE PRICE

         3.1 Payment. In full consideration for the conveyance, sale, transfer and assignment of the Acquired Assets, but subject to adjustment as provided in
Section 3.3 and satisfaction of all of the conditions contained herein, Buyer shall deliver or cause to be delivered to Nashua Corporation for the account of Seller a cash purchase price of Thirty-Million, Five-Hundred Thousand Dollars ($30,500,000) (the "U.S. Purchase Price"), payable at the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

         3.2 Allocation of U.S. Purchase Price. Within sixty days after the Closing, the U.S. Purchase Price shall be allocated among the Acquired Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder. Schedule 3.2 shall set forth the amount of the U.S. Purchase Price allocable to the various Acquired Assets. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with Schedule 3.2.


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         3.3 Preparation of Closing Date Net Current Asset Disclosure.

                  (a) Seller has delivered to Buyer an unaudited summary of the Accounts Receivable, Inventories and other current assets of the Business as of February 6, 1998 less accounts payable and accrued expenses and other Assumed Liabilities as of February 6, 1998 (the "Net Current Asset Disclosure") which are reflected on the books and records of Seller and are prepared consistently with U.S. generally accepted accounting principles. A copy of the Net Current Asset Disclosure is attached hereto as Exhibit 3.3. The total net amount as set forth on the Net Current Asset Disclosure is referred to herein as the "February 6th Assets."

                  (b) (i) Within thirty (30) business days following the Closing, Seller shall prepare and deliver to Buyer an unaudited summary of those assets and liabilities specified in Section 3.3(a) as of the Closing (the "Closing Date Net Current Asset Disclosure"). The Closing Date Net Current Asset Disclosure shall accurately reflect all Inventories, Accounts Receivable, other current assets, accounts payable and accrued expenses and other Assumed Liabilities which are reflected on the books and records of Seller and shall in all respects be prepared consistently with and utilizing the same accounting policies and valuation procedures as set forth in the Net Current Asset Disclosure. The total net amount as set forth on the Closing Date Net Current Asset Disclosure is referred to herein as the "Closing Date Assets." In the event that the Closing Date Assets have either increased or decreased by any amount from the February 6th Assets, the amount of the increase or decrease (the "U.S. Purchase Price Adjustment") shall be paid by Buyer to Seller (if the Closing Date Assets exceed the February 6th Assets) or by Seller to Buyer (if the February 6th Assets exceed the Closing Date Assets).

                      (ii) The U.S. Purchase Price Adjustment shall be made by wire transfer not later than the close of business on the fifth business day immediately following the date on which the U.S. Purchase Price Adjustment is finally determined, and shall include simple interest on such amount at the rate of 3% plus the prime rate of interest publicly quoted by the Chase Manhattan Bank in New York as of and commencing on the Closing and continuing until the date of full payment hereunder. The Closing Date Net Current Asset Disclosure delivered by Seller and the calculation of the U.S. Purchase Price Adjustment shall be final and binding on the parties hereto, unless within forty-five (45) business days following Seller's delivery of the Closing Date Net Current Asset Disclosure to Buyer, Seller receives from Buyer a report setting forth in detail Buyer's objections to such calculation and any adjustments required. Buyer and Seller shall use reasonable efforts to resolve any dispute, and such resolution shall be in writing and shall be final and binding on the parties hereto. Until the earlier to occur of (i) the mutual agreement of Seller and Buyer as to the appropriate amount of the U.S. Purchase Price Adjustment, or


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(ii) the final determination of the U.S. Purchase Price Adjustment by the
Accounting Firm as set forth below, Buyer and Seller shall allow each other reasonable access to each other's books, records and employees pertaining to the Business and cooperate with each other during normal business hours for purposes of computing and/or verifying the information set forth in the Closing Date Net Current Asset Disclosure.

                  (c) If Seller and Buyer have not reached a final resolution with respect to any U.S. Purchase Price Adjustment within thirty (30) business days following Seller's receipt of Buyer's objections, such dispute shall be resolved by the New York City office of Ernst & Young LLP (the "Accounting Firm").

                  (d) The Accounting Firm shall be instructed to render its decision resolving all matters presented to it within sixty (60) calendar days of receipt by it of Seller's Closing Date Net Current Asset Disclosure or Buyer's objections, whichever is the later.

                  (e) Each party shall bear its own expenses. The determination of the U.S. Purchase Price Adjustment by Accounting Firm shall be final and binding upon the parties.


                                   ARTICLE IV
                        CLOSING AND CONDITIONS TO CLOSING

         4.1 General. Subject to the conditions set forth in Sections 4.2, 4.3 and 4.4, the Closing as defined in the Master Agreement shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00 AM (Eastern Time) on the Closing Date as defined in the Master Agreement. Failure to close on such date shall not relieve either party hereto of its obligations under this Agreement. All transactions at the Closing shall be deemed to take place simultaneously at 12:01 a.m. Eastern Time on the Closing Date, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

         4.2 Documents Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following, duly executed by the appropriate parties, subject to satisfaction of the conditions precedent to the obligations of Seller stated herein:

                  (a) Secretary's Certificate. A certificate executed by the Secretary of Seller confirming the existence, incorporation and good standing of Seller on the Closing Date, attaching copies of the certificate of incorporation and by-laws of Seller, and resolutions


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authorizing and approving the execution, delivery and performance of this
Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Seller, together with an incumbency certificate for Seller;

                  (b) Opinion of Seller's Counsel. An opinion, dated as of the Closing Date, from Hale and Dorr LLP in a form reasonable and customary for similar transactions;

                  (c) Assignment and Assumption of Contracts and Liabilities. An Assignment and Assumption Agreement in the form of Exhibit 2.1;

                  (d) Bill of Sale. A bill of sale and assignment conveying, selling, transferring and assigning the Acquired Assets to Buyer, free and clear of any and all Liens, in the form of Exhibit 4.2(d);

                  (e) Required Consents. All of the Required Consents (as defined in Section 5.1(w)) which are identified on Schedule 5.1(w) as being necessary for consummating the sale of the Acquired Assets and the transactions relating thereto;

                  (f) Assignment and Assumption of Leases. An Assignment and Assumption of each of the Leases in form and substance substantially similar to the attached Exhibit 4.2(f) (which shall include landlords' consents, if required, and confirmation that all rent that is due and owing has been paid and that the landlord knows of no default under such lease);

                  (g) Other Documents. Such other deeds, bills of sale, endorsements, assignments, affidavits, and other instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer all of Seller's right, title and interest in and to all of the Acquired Assets, free and clear of any and all Liens;

                  (h) Lien Releases. Such releases and termination statements as are necessary for the termination and release of any and all Liens (other than the Permitted Encumbrances (as defined in Section 5.1(d)) on the Acquired Assets;

                  (i) Releases of Seller Employees from Confidentiality Agreements. Such releases from Seller as are necessary to permit employees of Seller who have signed confidentiality or secrecy agreements with Seller to disclose information to Buyer;

                  (j) Officer's Certificate. A certificate dated the Closing Date and executed by an executive officer of Seller to the effect that each of the conditions specified in Section 4.4(a) is satisfied; and


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                  (k) Patent and Trademarks. Patent and trademark assignments in form and substance substantially similar to the attached Exhibit 4.2(k).

         4.3 Documents Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following, duly executed by the appropriate parties, subject to satisfaction of the conditions precedent to the obligations of Buyer stated herein:

                  (a) Secretary's Certificate. A certificate executed by the Secretary of Buyer, confirming the existence, incorporation and good standing of Buyer on the Closing Date, attaching copies of the articles of incorporation and by-laws of Buyer, and resolutions authorizing and approving the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Buyer, together with an incumbency certificate for Buyer;

                  (b) Assignment and Assumption of Contracts and Liabilities. An Instrument of Assumption of Liabilities in the form of Exhibit 2.1;

                  (c) Assignment and Assumption of Leases. An Assignment and Assumption of each of the Leases in form and substance substantially similar to the attached Exhibit 4.2(f);

                  (d) Officer's Certificate. A certificate dated the Closing Date and executed by an executive officer of Buyer to the effect that each of the conditions specified in Section 4.4(b) is satisfied;

                  (e) Payment of U.S. Purchase Price. Payment of the U.S. Purchase Price in the manner and the amount set forth in Article III; and

                  (f) Opinion of Buyer's Counsel. An opinion, dated as of the Closing Date, from Wilmer, Cutler & Pickering in a form reasonable and customary for similar transactions.

         4.4 Conditions to Closing.

                  (a) Conditions to Obligations of Buyer. The obligation of Buyer to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent, each of which may be waived, in whole or in part, in the sole discretion of Buyer, by a written instrument signed by Buyer.

                           (i) Fulfillment of Seller's Covenants. Each of Nashua
Corporation, Seller and the Asset Sellers shall have fulfilled or complied with each covenant, obligation and agreement required to be fulfilled or complied with by it prior to the Closing Date under this Agreement, the Master Agreement and the Asset Purchase Agreements.

                           (ii) Accuracy of Seller's Representations. The
representations and warranties of Seller contained in this Agreement shall be true and correct on the date when made and shall be repeated at and as of the Closing Date and shall be true and correct as so made again (unless a representation is made as of a specific date, and in such event it shall be true and correct as of such date); provided, however, that in the event Seller has provided Buyer with written notice prior to the Closing Date of an event or development arising after the date hereof and prior to the Closing Date that causes any representation or warranty of Seller in this Agreement not to be true and correct on the Closing Date (a "Seller's Notice"), then Buyer shall, in its sole discretion, either (i) elect not to close the transactions contemplated by this Agreement by reason of the failure of the condition to Closing specified in this Section 4.4(a)(ii) to be satisfied, or (ii) elect to close the transactions contemplated by this Agreement, notwithstanding the failure of the condition to Closing specified in this Section 4.4(a)(ii) to be satisfied, in which event Buyer shall be deemed to have waived the condition to Closing specified in this
Section 4.4(a)(ii) with respect to the matters specified in Seller's Notice and shall not seek or be entitled to indemnification under Article VIII with respect to only the matters specified in Seller's Notice.

                           (iii) Authorizations and Consents. Seller shall have
obtained and made all governmental or other authorizations, approvals, consents, permits, waivers and filings which are necessary under all applicable laws and regulations for the consummation by Seller of the transactions contemplated by this Agreement.

                           (iv) No Litigation. No injunction shall be
outstanding which would prevent consummation of the transactions contemplated by this Agreement. No provision of any applicable domestic law or regulation, and no judgment, injunction, order or decree of a governmental authority that has the effect of making the Closing illegal or otherwise restrains or prohibits the Closing from occurring shall be in effect (each party agreeing to use commercially reasonable efforts, including appeals to higher courts, to have any such judgment, injunction, order or decree lifted).

                           (v) No Material Adverse Changes. Since December 31,
1997, there shall have been no material adverse changes in Seller's business operations, affairs, prospects, properties, assets existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Business ("Material Adverse Change") or an adverse change in Seller which would have a material adverse effect on Seller's ability to perform its obligations under this Agreement except as set forth on Schedule 4.4(a)(v).

                  (b) Conditions to Obligations of Seller. The obligation of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent, each of which may be waived, in whole or in part, in the sole discretion of Seller, by a written instrument signed by Seller.

                           (i) Fulfillment of Buyer's Covenants. Buyer shall
have fulfilled or complied with each covenant, obligation and agreement required to be fulfilled or complied with by it prior to the Closing Date under this Agreement.

                           (ii) Accuracy of Buyer's Representations. The
representations and warranties of Buyer contained in this Agreement shall be true and correct on the date when made and shall be repeated at and as of the Closing Date and shall be true and correct as so made again (unless a representation is made as of a specific date, and in such event it shall be true and correct as of such date); provided, however, that in the event Buyer has provided Seller with written notice prior to the Closing Date of an event or development arising after the date hereof and prior to the Closing Date that causes any representation or warranty of Buyer in this Agreement not to be true and correct on the Closing Date (a "Buyer's Notice"), then Seller shall, in its sole discretion, either (i) elect not to close the transactions contemplated by this Agreement by reason of the failure of the condition to Closing specified in this Section 4.4(b)(ii) to be satisfied, or (ii) elect to close the transactions contemplated by this Agreement, notwithstanding the failure of the condition to Closing specified in this Section 4.4(b)(ii) to be satisfied, in which event Seller shall be deemed to have waived the condition to Closing specified in this
Section 4.4(b)(ii) with respect to the matters specified in Buyer's Notice and shall not seek or be entitled to indemnification under Article VIII with respect to only the matters specified in Buyer's Notice.

                           (iii) Authorizations and Consents. Buyer shall have
obtained and made all governmental or other authorizations, approvals, consents, permits, waivers and filings which are necessary under all applicable laws and regulations for the consummation by Buyer of the transactions contemplated by this Agreement.

                           (iv) No Litigation. No injunction shall be
outstanding which would prevent consummation of the transactions contemplated by this Agreement. No provision of any applicable domestic law or regulation, and no judgment, injunction, order or decree of a governmental authority that has the effect of making the Closing illegal or otherwise restrains or prohibits the Closing is in effect (each party agreeing to use commercially reasonable efforts, including appeals to higher courts, to have any such judgment, injunction, order or decree lifted).

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Seller. Except as set forth on an appropriate Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Section 5.1 are on the date hereof true and correct and on the Closing Date will be, repeated true and correct as so made again:

                  (a) Organization and Standing; Power and Authority.

                           (i) Seller is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, to carry on the Business as now being conducted, and to make and perform this Agreement, and the transactions and other agreements and instruments contemplated by this Agreement. Seller is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect upon the Business or the Acquired Assets.

                           (ii) This Agreement has been, and all other
agreements and instruments to be executed and delivered by Seller in connection herewith have been, or as of the Closing Date will have been, duly executed and delivered by Seller. This Agreement constitutes, and the other agreements and instruments all executed or to be executed by Seller in connection with the transactions contemplated hereby constitute, or when executed and delivered by Seller will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity ("Debtor Relief Laws").

                           (iii) The execution, delivery and performance of this
Agreement and all other agreements and instruments to be executed and delivered by Seller have been approved by all necessary corporate action by Seller.

                  (b) Certificates of Incorporation and By-Laws. The copies of the Certificate of Incorporation and By-Laws of Seller, certified by its Secretary and delivered by Seller to Buyer, are true, correct and complete as of the date of this Agreement and have not been amended or modified in any respect.

                  (c) Conflicts; Defaults.

                           (i) Neither the execution and delivery of this
Agreement and the other agreements and instruments executed in connection herewith by Seller, nor the performance by Seller of the transactions contemplated hereby or thereby, will (A) violate, conflict with, or constitute a default under, any of the terms of Seller's Certificate of Incorporation or By-Laws, or any provisions thereof, or, subject to obtaining the Required Consents (as defined in Section 5.1(w)), result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets are bound, including the Contracts, (B) result in the creation or imposition of any Liens in favor of any third person or entity upon any of the Acquired Assets, (C) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, or
(D) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens.

                           (ii) Seller is not, as of the date of this Agreement,
in violation of or in default under its Certificate of Incorporation or By-Laws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets is bound, including the Contracts, or in the payment of any of Seller's monetary obligations or debts, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

                  (d) Acquired Assets; Title; Required Consents.

                           (i) The Acquired Assets and the Retained Assets are
the only properties and assets owned by Seller. The Acquired Assets being conveyed to Buyer under this Agreement constitute all of the assets used in or necessary to conduct the Business in substantially the same manner as currently conducted by Seller. The Acquired Assets set forth in the Net Current Asset Disclosure are not stated in amounts in excess of their respective realizable values.

                           (ii) Seller has good and indefeasible right, title
and interest in and to all of the Acquired Assets, and Seller has the right to use and, subject to obtaining the Required Consents, to transfer to Buyer all of the Acquired Assets. All of the Acquired Assets are free and clear of all Liens and claims of any kind or nature whatsoever, except for the Liens set forth on
Schedule 5.1(d) (the "Permitted Encumbrances"). Except as disclosed on Schedule 5.1(d), all of the Acquired Assets are in the sole possession and under the sole control of Seller. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and indefeasible title to the Acquired Assets in Buyer, free and clear of all Liens and claims of any kind or nature whatsoever, except the Permitted Encumbrances.

                           (iii) Each leasehold interest in any personal
property ("Leased Personal Property") or any real property ("Leased Real Property"), which leasehold interest is part of the Acquired Assets, is in full force and effect and enforceable against Seller and the other parties thereto, in accordance with its terms, and there does not exist any material violation, breach or default by Seller or to Seller's knowledge by any other party thereto, thereof or thereunder.

                           (iv) The Tangible Personal Property and the Leased
Personal Property are in reasonably good operating condition and repair, reasonable wear and tear excepted, and adequate for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected. The Leased Personal Property is in a condition suitable for return to the lessor of such equipment, as required under the applicable lease therefor.

                           (v) The conveyance, sale, transfer and assignment of
the Acquired Assets does not require any consents or approvals of any entity, individual or Governmental Authority other than the Required Consents (as defined in Section 5.1(w));

                  (e) Real Property. Seller owns no real property that is used in the Business.

                  (f) Environmental and Safety Compliance. Except as disclosed on Schedule 5.1(f):

                           (i) Neither (A) the operation of the Business by
Seller or agents under the direction and control of Seller, (B) the ownership, use or operation of the Acquired Assets by Seller or agents under the direction and control of Seller, nor (C) the manufacture or sale by Seller or agents under the direction and control of Seller of the processes, results or products of Seller, has violated or violates any foreign, federal, state or local statute, law, common law, rule, regulation, ordinance or order relating to air, water or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970 ("OSHA") (collectively, the "Environmental Laws"). Notwithstanding the foregoing, Seller's operation of the Business complies only in all material respects with OSHA. Seller has not received notice of any violation of any of the Environmental Laws, which has not been or is not being corrected, provided that Seller makes no representation hereunder with respect to Buyer's operation of the Business or the Acquired Assets after the Closing.

                           (ii) Seller has timely obtained all licenses and
permits and timely filed all reports required to be filed under the Environmental Laws.

                           (iii) Seller has not, and no other person has, stored
any chemical substances, including any "Hazardous Substances", "Pollutants" or "Contaminants" (as such terms are defined in CERCLA), or petroleum (including crude oil or any fraction thereof), all of which are collectively referred to as "Chemical Substances", on, beneath or about any of the properties to be transferred to Buyer in connection with Seller's operations of the Business, except for inventories of such Chemical Substances to be used, and wastes generated therefrom, in the ordinary course of the business of Seller (which inventories and wastes, if any, were stored and disposed of in compliance with the Environmental Laws, including storage so that there was no release of any Chemical Substance to the environment which violated, or created any liability or obligation under, the Environmental Laws).

                           (iv) Seller has not, and no other person has, buried,
dumped or otherwise disposed of, or permitted the intentional or accidental release of, any Chemical Substances, including any Hazardous Substances, Pollutants or Contaminants on, beneath or about the properties to be transferred to Buyer in connection with Seller's operation of the Business.

                           (v) Seller has not received any notice from any
Governmental Authority or private or public entity advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances, Pollutants or Contaminants in respect to the properties to be transferred to Buyer.

                           (vi) Seller has not, and no other person has
installed, used, owned or operated any underground storage tank on or beneath the properties to be transferred to Buyer in connection with Seller's operation of the Business.

                           (vii) There are no polychlorinated biphenyls,
asbestos-containing materials or radioactive substances on, beneath or about the properties to be transferred to Buyer in connection with Seller's operation of the Business.

                           (viii) To Seller's knowledge, no environmental
approvals, clearances or consents are required under applicable law from any entity or authority in order for the parties to consummate the transactions contemplated by this Agreement (other than such as correspond to Licenses and Permits) or for Buyer to transact the Business after the Closing Date.

                           (ix) Seller has disclosed, prior to the date of this
Agreement, its waste practices, its use of Chemical Substances and all potentially material environmental matters and has disclosed all material reports, assessments, remedial action plans or other similar documents relating to the environmental condition of Seller's properties to be transferred to Buyer and operations.

         (g) Leases. Schedule 1.1(j) contains a description of all real and personal property leased by Seller in the conduct of the Business and all Leases thereto.

                           (i) True, complete and accurate copies of all Leases,
together with all amendments thereto, have previously been provided to Buyer. With respect to any Lease to which Seller is a party, Seller warrants that: (a) each such Lease has been duly authorized and executed by Seller, has not been modified, altered, terminated or revoked and is in full force and effect; and
(b) Seller, as the present tenant under the Leases, is not in default under or in breach of any of such Leases. Seller knows of no existing fact or condition which could give rise to any such breach or default, or any claim against Seller, under the Leases. To the best of Seller's knowledge, the present lessors under the Leases are not in default thereunder, or in breach thereof, and Seller knows of no existing fact or condition which could give rise to any such breach or default, or any claim against such lessors under such leases.

                           (ii) Taxes. To Seller's knowledge, there are no taxes
or betterment assessments other than ordinary real estate taxes, business and occupation tax or franchise tax (reimbursed to the landlords pursuant to the applicable Leases) pending or payable against the Leased Real Property.

                           (iii) Utilities. All water, sewer, gas, electric,
telephone, drainage and other utility equipment required by law or necessary for the current operation of the Leased Real Property are installed and connected to the Leased Real Property and such utilities are available in sufficient quantities and such connections are adequate to service the Leased Real Property as it is currently used and operated.

                           (iv) Conditions. Except as set forth on Schedule
5.1(g), to Seller's knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property.

                           (v) Compliance with Law; Government Approvals. Seller
has received no notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected heretofore and no such violation exists which could have a material adverse effect.

                  (h) Contracts. Each of the Listed Contracts as set forth on
Schedule 1.1(h) is in full force and effect, and is a legal, binding and enforceable obligation of Seller and, to Seller's knowledge, of the other parties thereto or against the parties thereto, subject to the Debtor Relief Laws. Neither Seller nor, to Seller's knowledge, any other party to any Contract is currently in breach or has improperly terminated any such Contract, or is in default under any Contract by which it is bound, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default. Except where third party consent to disclose has not been obtained, Seller has delivered to Buyer true, correct and complete copies of such Contracts, an accurate and complete description of such oral Contracts, if any, and all modifications and amendments thereto.

                  (i) Financial Statements of Seller.

                           (i) In respect to the Business, Seller has delivered
to Buyer its unaudited financial statements including: (i) Balance Sheets, (ii) Statements of Income and (iii) Statements of Cash Flow for the fiscal years ended 1995, 1996 and 1997 (collectively, the "Financial Statements", copies of which are attached hereto as Schedule 5.1(i)). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles consistently followed throughout the periods covered by such statements, and, at the statement dates and for the periods of the income statements, present fairly, in all material respects, the assets, liabilities, financial position and results of operations of the Business.

                           (ii) The Net Current Asset Disclosure has been
prepared in accordance with U.S. generally accepted accounting principles.

                  (j) Liabilities. Seller has no liabilities or obligations (in excess of $50,000 individually or $100,000 in the aggregate) of any nature whatsoever, whether absolute, accrued, contingent or otherwise, except for those
(i) reflected or reserved on the Net Current Asset Disclosure or Closing Date Net Current Asset Disclosure (ii) incurred or accrued since February 6, 1998 in transactions involving the purchase or sale of goods and services in the ordinary course of business, and consistent with the representations, warranties, covenants, obligations and agreements contained herein, or (iii) under the Contracts (exclusive of any liabilities or obligations which arise from defaults thereunder or breaches thereof prior to the Closing). There exists no event or circumstance which, after notice or lapse of time or both, might create any other obligations or liabilities of Seller with respect to the Business.

                  (k) Accounts Receivable. All Accounts Receivable reflected on the Net Current Asset Disclosure have arisen in the ordinary course of the Business and are collectible in accordance with their terms net of any respective reserves shown on the Seller's books and records as of the date hereof. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than rebates and returns or exchanges in kind arisen in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the contract or validity of such Account Receivable.

                  (l) Inventories. All of Seller's Inventory reflected on the Net Current Asset Disclosure or Closing Date Net Current Asset Disclosure are usable or salable in the ordinary and normal course of business, of which the value is carried at the lower of cost or market and reflects write-offs, write-downs or reserves for damaged, excess or obsolete items in accordance with the historical inventory policy and practices of Seller.

                  (m) Pending Litigation. Except as set forth on Schedule 5.1(m), there is no litigation, claim, action, suit, proceeding, governmental investigation or inquiry pending or, to Seller's knowledge, threatened, against or in any manner involving Seller, relating to the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated hereby. Seller is not subject to any judgment, decree, injunction, award or order outstanding relating to the Business or the Acquired Assets or the transactions contemplated hereby.

                  (n) Customers and Suppliers. Except for employees of Seller, no parties or individuals other than those listed on Schedule 5.1(n) have had access to its customer lists, and Seller has maintained reasonably adequate measures to maintain the confidentiality of its customer lists. Since September 30, 1997, no substantial supplier has: (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) reduced, or indicated an intention to reduce, substantially its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially the terms and conditions on which it is prepared to trade with or supply Seller. No substantial supplier has informed Seller that, as a result of the transactions contemplated by this Agreement, that it intends to (i) not trade with or supply Buyer, (ii) reduce substantially its trading with or provision of goods or services to Buyer, or (iii) change the terms and conditions on which it is prepared to trade with or supply Buyer, as compared to Seller. Seller has no knowledge of any facts, conditions or events which might give rise to a claim by Seller against any of its suppliers or any claim by a supplier against Seller. Seller has not entered into any agreement or commitment with suppliers, except in the ordinary course, consistent with past practice. Except as set forth on Schedule 5.1(n), none of Seller's suppliers of materials to the Business is the sole source of such supply.

                  (o) Regulatory Compliance. The Business has been conducted, and the Acquired Assets have been owned, used, operated and maintained, in full compliance with all applicable laws, regulations and other requirements of Governmental Authorities. Seller is not now in violation of any applicable laws, regulations or orders of any Governmental Authority, and no material expenditures are or will be required in order for the conduct of the Business or the ownership, use, operation or maintenance of the Acquired Assets to comply with any applicable laws, regulations or orders of any Governmental Authorities.

                  (p) Brokers, Finders and Agents. Except for BT Alex. Brown Incorporated, whose fees and expenses shall be the sole responsibility of Seller or its Affiliates, Seller is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  (q) Intellectual Property. Except as set forth on Schedule 1.1(g), Seller owns or has the exclusive right to use, free and clear of any payment, restriction or encumbrance, all Intellectual Property owned by Seller or used in the conduct of the Business as presently conducted. There is no claim or demand of any person pertaining to, or any proceedings which are pending or, to the best of Seller's knowledge, threatened, which relate to any Intellectual Property owned by Seller or used in the conduct of the Business as presently conducted. No Intellectual Property owned by Seller or used in the conduct of the Business as presently conducted is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority or infringes, violates or constitutes a misappropriation of the rights of others, or is being infringed, violated or misappropriated by others or used by others (whether or not such use constitutes infringement). The Business does not involve employment of any person in a manner which violates any non-competition or non-disclosure agreement which such person entered into in connection with any former employment. All statements of fact contained in any application for patents in any country, for trademark registration in any country or copyright registration in any country, that were filed by or on behalf of Seller are true, accurate, and complete in every material respect, and are in material compliance with applicable patent laws, and all pending patent applications, issued patents, pending trademark registration applications and copyright registration applications, and issued trademark and copyright registrations have been duly and properly filed.

                  (r) Licenses and Permits. Set forth on Schedule 1.1(i) is a true and complete list of all Licenses and Permits. The Licenses and Permits include all licenses, permits and other authorizations from all Governmental Authorities (i) currently used by Seller in connection with the Business, or
(ii) required to permit Seller to operate the Business in the manner in which it presently is conducted.

                  (s) Labor Matters. Except as set forth on Schedule 5.1(s), with respect to employees of and service providers to Seller:


                           (i) Seller is and has been in compliance in all
material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; and no sex, age, disability, gender, race or religious discrimination claim has been made against Seller;

                           (ii) there is not now, nor within the past three
years has there been any unfair labor practice complaint against Seller pending or threatened before the National Labor Relations Board or any other comparable authority; there is not now, nor within the past three years has there been any labor strike, lock-out, slowdown or work stoppage actually pending or threatened against or directly affecting the Business; no labor representation organization effort exists nor has there been any such activity within the past three years; and no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened;

                           (iii) with respect to employees of the Business in
the United States, the employees of Seller are not represented by any labor union and no collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller;

                           (iv) all employees of Seller who are transferred
pursuant to Section 6.12 are employed on an at-will basis and may be terminated without cause and without penalty or liability to Seller; and

                           (v) All individuals who are or were performing
services and are or were classified as "independent contractors" for tax purposes qualify or qualified for such classification, and Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

                  (t) Employee Plans.

                           (i) As used in this Section 5.1(t), the following
terms have the meanings set forth below.

                                    (I) "Benefit Arrangement" means any benefit
arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is a Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Internal Revenue Code of 1986, as amended (the "Code"), and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                                    (II) "ERISA Affiliate" means any person
that, together with Seller, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

                                    (III) "Multiemployer Plan" means any plan
described in Section 3(37) of ERISA.

                                    (IV) "Qualified Plan" means any Seller Plan
that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.


                                    (V) "Pension Plan" means any plan described
in Section 3(2)(A) of ERISA and any comparable plan that is not subject to ERISA because it applies to non-U.S. employees.

                                    (VI) "Seller Benefit Arrangement" means any
Benefit Arrangement sponsored or maintained by Seller or with respect to which Seller has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, employees, or agents of Seller.

                                    (VII) "Seller Plan" means any Plan for which
Seller is or has been the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Plan maintained by Seller or to which Seller is obligated to make payments, in each case with respect to any present or former employees of Seller.

                           (ii) Schedule 5.1(t) contains a complete and accurate
list of all Seller Plans and Seller Benefit Arrangements. Schedule 5.1(t) identifies all Seller Plans that (i) are Qualified Plans, or (ii) provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, other than coverage or benefits that meet only the requirements of Part 6 of Title I of ERISA or Section 4980B(f) of the Code where the cost of such coverage or benefits is paid 100% by the participant or beneficiary.

                           (iii) With respect to Plans and Benefit Arrangements,

                                    (I) true, correct and complete copies all of
the following documents with respect to all Seller Plans and Seller Benefit Arrangements have been delivered to Buyer: (A) all plan documents, including but not limited to trust agreements, insurance policies, service agreements and formal and informal amendments thereto, (B) summary plan descriptions and summaries of material modifications, (C) the written descriptions of all non-written agreements relating to any such plan or arrangement, and (D) employee manuals or handbooks containing personnel or employee relations policies;

                                    (II) all group health plans of Seller and
its ERISA Affiliate have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and Seller has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to
Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date; and

                                    (III) no Transferred Employee has been
promised or provided, and no Seller Plan or Seller Benefit Arrangement provides, with respect to Transferred Employees, medical or other welfare benefit coverage beyond the termination of employment except as required by COBRA or comparable state law.

                           (iv) With respect to Plans and Benefit Arrangements,
Seller has not declared or paid any bonus or incentive compensation in contemplation of the transactions contemplated by this Agreement in respect to which Buyer shall be obligated.

                  (u) Taxes. Seller has timely filed or received an appropriate time extension for the filing of all Federal, state, local and foreign income, personal property, FICA, withholding, excise, unemployment, sales and franchise tax returns and reports relating to Seller and the Business due as of the date hereof, and has fully paid and discharged all taxes due as indicated on such returns. Except as set forth in Schedule 5.1(u), no deficiencies for any taxes, assessment or other governmental charges have been asserted in writing or assessed against Seller which remain unpaid. Seller is not under audit with respect to any sales taxes related to the Business.

                  (v) [INTENTIONALLY OMITTED]

                  (w) Required Consents. Except for those consents or approvals which may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and described on Schedule 5.1(w), no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual, entity or Governmental Authority (collectively, "Required Consents") is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated herein.

                  (x) Absence of Certain Changes. Since December 31, 1997, except as set forth on Schedule 5.1(v) and Schedule 4.4(a)(v), there has not been:

                           (i) any Material Adverse Change;

                           (ii) any acquisition or disposition of any asset or
property, or any agreement to do the same other than in the ordinary and regular course of business;

                           (iii) created, incurred or permitted to exist any
Lien on any of the Acquired Assets, except for Permitted Encumbrances;

                           (iv) any damage, destruction or loss, whether or not
covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the financial condition, results of operations or properties of the Business;

                           (v) any increase in salary, bonuses or other
compensation of any officers, employees, agents or independent contracts employed by Seller, except in the ordinary course of business, consistent with past practice, or any increase in executive compensation nor has Seller entered into any employment, severance or other agreements, nor amended any Seller Plan or Seller Benefit Arrangement in a manner that increases liabilities;

                           (vi) any individual capital expenditures in excess of
$50,000 related to the Business;

                           (vii) any non-cash dividend or non-cash distribution
out of the Business;

                           (viii) any change in accounting methods or practices,
credit practices or collection policies used by Seller that would affect the Financial Statements; or

                           (ix) any other event or condition experienced by
Seller of any character which has materially adversely affected or could so materially adversely affect the assets, liabilities, financial position, results or operations, net worth or prospects of Seller.

                  (y) Books and Records. The Books and Records are complete and correct in all material respects. Seller has made available to Buyer for examination the original or true and correct copies of all the Books and Records.

                  (z) Affiliate Transactions. No director, officer or employee of any Affiliate of Seller, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with Seller.

                  (aa) Accuracy of Representations. None of the representations, warranties or statements of Seller contained in this Agreement, in the Schedules and Exhibits hereto or in any other agreement or instrument executed or delivered by or on behalf of Seller at the Closing in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading.

         5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 5.2 are on the date hereof true and correct and on the Closing Date will be repeated true and correct as so made again:

                  (a) Organization and Standing; Power and Authority.

                           (i) Buyer is a corporation duly organized, validly
existing and in good standing under the laws of the District of Columbia, and has full corporate power and authority to make and perform this Agreement, and to perform the transactions contemplated by this Agreement.

                           (ii) This Agreement has been, and all other
agreements and instruments to be executed and delivered by Buyer in connection herewith have been, or as of the Closing Date will have been, duly executed and delivered by Buyer. This Agreement constitutes, and the other agreements and instruments all executed or to be executed by Buyer in connection with the transactions contemplated hereby constitute, or when executed and delivered by Buyer will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by Debtor Relief Laws.

                           (iii) The execution, delivery and performance of this
Agreement and all other agreements and instruments to be executed and delivered by Buyer have been approved by all necessary corporate action by Buyer.

                  (b) Articles of Incorporation and By-Laws. The copies of the Articles of Incorporation and By-Laws of Buyer, certified by its Secretary and delivered by Buyer to Seller, are true, correct and complete as of the date of this Agreement and have not been amended or modified in any respect.

                  (c) Conflicts; Defaults.

                           (i) Neither the execution and delivery of this
Agreement and the other agreements and instruments executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will (A) violate, conflict with, or constitute a default under, any of the terms of Buyer's Articles of Incorporation or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree to which Buyer is party or subject, (B) result in the creation or imposition of any Liens in favor of any third person or entity upon any of the assets of Buyer, (C) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, or (D) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens.

                           (ii) Buyer is not, as of the date of this Agreement,
in violation of or in default under its Articles of Incorporation or By-Laws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to its business, or by which Buyer is bound or in the payment of any of Buyer's monetary obligations or debts.

                  (d) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  (e) Required Consents. To the knowledge of Buyer, all Required Consents, which must be obtained or satisfied by Buyer for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

                  (f) Pending Litigation. Except as set forth on Schedule 5.2(f), no action, suit, or proceeding is pending or, to Buyer's knowledge, threatened against it before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge which would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Acquired Assets and to operate the Business and no written notice of the initiation of any such action, suit or proceeding has been received.

                  (g) Accuracy of Representations. None of the representations, warranties or statements of Buyer contained in this Agreement or in any other agreement or instrument executed or delivered by or on behalf of Buyer at the Closing in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading.


                                   ARTICLE VI
                               COVENANTS OF SELLER

         6.1 Notice of Claims. Seller covenants and agrees with Buyer that for the first twelve (12) months after the Closing Date, it shall give Buyer ten
(10) days' prior written notice of its intent to assert any claim against any former supplier of Seller which, at the time of the assertion, is a supplier of Buyer.

         6.2 Maintenance of, and Access to, Records. After the Closing Date, Seller shall provide Buyer with reasonable access (with an opportunity to make copies at Buyer's expense), during normal business hours, and upon reasonable advance notice, to all books records relating to the Business which are retained by it in accordance with this Agreement. Seller shall preserve and maintain the books and records relating to the Business retained by Seller for at least seven (7) years after the Closing Date or longer if required by any governmental agency.

         6.3 Non-Solicitation. During the period commencing on the Closing Date and through and until the date five (5) years after the Closing Date, Seller and its Affiliates shall not, for any reason whatsoever, directly or indirectly, call upon or solicit any Covered Employee for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer. As used herein, "Covered Employee" means an employee of Seller on the Closing Date who accepts employment with Buyer on or promptly after the Closing Date.

         6.4 Limitations on Assignability. To the extent that any of the contract rights of Seller to be sold, transferred or assigned hereunder are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. If Seller has not obtained a consent or approval necessary for the assignment of any contract right to be assigned hereunder, then Seller shall use commercially reasonable efforts where required by Buyer to obtain such consents and approvals after the Closing, or, at Buyer's request, shall cooperate in any reasonable and mutually acceptable arrangement to provide to Buyer the benefits thereof subject to the performance by Buyer of Seller's obligations arising or to be performed after the Closing thereunder. Nothing contained in this Section 6.4 shall require Buyer to enter into, or to accept as a substitute for performance by Seller hereunder, any arrangement that would impose any additional cost, expense or liability on Buyer, or that would deprive Buyer of any benefits contemplated by this Agreement. In respect to any Contract that is not a Listed Contract nor is required to be a Listed Contract under
Schedule 1.1(h), and provided Seller provides a list of such Contracts prior to Closing, Buyer shall have the option to assume or reject any such Contracts. In the event Buyer elects to assume such a Contract, Buyer shall assume its liabilities and obligations pursuant to Section 2.1(c). In the event Buyer elects to reject such a Contract, Seller shall retain all rights, obligations and liabilities associated therewith. In respect to any Contract that is not a Listed Contract nor is required to be a Listed Contract under Schedule 1.1(h) and of which Seller does not provide notice prior to Closing, Buyer shall assume any such Contracts, provided that if Buyer incurs any net loss by reason of any such assumption, Seller shall reimburse Buyer for Buyer's losses with respect to all such Contracts in excess of $25,000 in the aggregate.

         6.5 Pre-Closing Operations of Seller. Except as contemplated by this Agreement or as otherwise approved in writing by Buyer, from the date hereof until the Closing Date, Seller will conduct the Business in the ordinary course consistent with past practice (including, but not limited to, payment of all accounts payable as they come due consistent with past practice). Buyer shall have no access to Seller's employees or facilities except pursuant to Section
6.6. Subject to the foregoing exceptions, from the date hereof until the Closing
Date:

                  (a) Mergers and Sales. Seller will not merge, consolidate, or enter into a share exchange with any other corporation or other business entity, acquire any material stock or any material amount of assets of any other corporation or business entity, sell, lease, license, mortgage, pledge, or otherwise dispose of any material assets;

                  (b) New Commitments; Non-Disclosure. Seller will not make any commitment or enter into any contract or agreement that is not in the ordinary course of business consistent with past practice, and neither Seller, nor any officer, employee, agent or representative of Seller shall sell or disclose Seller's customer lists to any third party except in the ordinary course of business consistent with past practice and to third parties as disclosed in
Schedule 5.1(n); and

                  (c) Compensation Increase. Seller will not increase in any manner the compensation or fringe benefits of any of its directors or officers, pay any pension or retirement allowance to any directors or officers, or become a party to, amend, or commit itself to any pension, retirement, profit-sharing, welfare benefit plan, or employment agreement with or for the benefit of any director or officer or amend any Seller Plan or Seller Benefit Arrangement, other than general increases in the compensation of, and the payment of bonuses to, officers in the ordinary course of business consistent with past practice.

         6.6 Access to Records and Information. From the date hereof until the Closing Date, Seller will, upon reasonable advance notice, give Buyer's authorized representatives reasonable access during regular business hours to the offices, properties, books, and records of Seller, and will furnish to its authorized representatives such financial and operating data and other information as such persons may reasonably request, for the purpose of evaluating changes in the financial condition, results of operations, or business of Seller after the date of this Agreement except any information in respect to prices or other competitive practices of Seller and will instruct Seller's employees having custody of such data, counsel, and financial advisors to cooperate with Buyer in its evaluation. Buyer shall communicate with respect to obtaining such data only with such employees of Seller as Seller has designated to Buyer in advance.

         6.7 No Solicitation of Offers. Except as permitted in the Master Agreement, Seller shall use its best efforts to ensure that it does not take, directly or indirectly, any of the following actions with any party other than Buyer or its designees: (i) solicit, initiate, or participate in any negotiations, inquiries or discussions with respect to any Acquisition Proposal (as defined in the Master Agreement); (ii) disclose, in connection with an Acquisition Proposal, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other person to do or seek any of the foregoing; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the transactions contemplated by this Agreement.

         6.8 Notices of Certain Events. In addition to any notices required under the Master Agreement, Seller shall promptly notify Buyer of the following:

                  (a) Notice of Third Party that Consent is Required. Any notice or other communication from any person alleging that the consent of any third party is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) Notice from Governmental Authority. Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                  (c) Legal Proceedings. Any actions, suits, claims, investigations, or proceedings commenced or threatened against, relating to, or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) Agreement Default. Any notice of, or other communication relating to, a default, or an event with notice or lapse of time or both would become a default, under any material agreement that is received by Seller subsequent to the date of this Agreement.

         6.9 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws or regulations to consummate the transactions contemplated by this Agreement, and will use commercially reasonable efforts to obtain such approvals and take such actions as are necessary, including without limitation using its best efforts to obtain all consents of any Person, whether private or governmental, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby.

         6.10 Risk of Loss. Seller will bear the risk of loss or damage to the Acquired Assets resulting from fire, theft, or other casualty at all times prior to and on the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of Seller's Business or the replacement or restoration of the lost or damaged material Asset within thirty
(30) days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer and Buyer, at any time within ten (10) days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the acquisition of the Acquired Assets in accordance with the terms hereof, or (b) terminate this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement, there will be no separate adjustment in the U.S. Purchase Price related to such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer and Seller will pay to Buyer (or Buyer may withhold from the U.S. Purchase Price) an amount equal to any deductible amount charged to Seller against the proceeds due for such loss.

         6.11 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the bulk sales or bulk transfers acts or laws of any or all of the states or other jurisdictions in which the Assets are situated (or of any state or jurisdiction) which may be asserted to be applicable to the transactions contemplated hereby. Buyer and Seller therefore waive any requirements for compliance with any or all of such laws.

         6.12 Employment of Employees; Benefits. At or prior to the Closing, Buyer shall offer employment as of the Closing Date to all employees of Seller employed by Seller in the conduct of the Business to whom it would be legal for Buyer to offer employment at Seller's facility located in Parkersburg, West Virginia, except to the President of Nashua Photo Inc. and those Shift B employees of Seller who were laid off or suspended effective February 17, 1998 (the "Transferred Employees"). The Transferred Employees are listed on Schedule
6.12 to be provided at Closing. Schedule 6.12 shall also set forth each Transferred Employee's salary level, years of uninterrupted employment and years of service for benefit plan purposes. Buyer shall offer employment to each Transferred Employee at the same or substantially equivalent cash compensation as that provided by Seller to Transferred Employee immediately prior to the Closing Date. For purposes of severance benefits solely, Buyer shall, to the extent applicable, recognize with respect solely to each salaried employee who is a Transferred Employee, such salaried employee's years of service and level of seniority with Seller or any of its subsidiaries and such severance benefits shall be (i) provided during the first year after Closing and (ii) be equivalent to the greater of Seller's severance benefits or that required under the Warn Act, as defined in Section 6.13(c). At or prior to the Closing, at Buyer's sole discretion, Buyer may offer employment as of the Closing Date to those employees of Seller located at Seller's facility located in Nashua, New Hampshire.

         6.13 Employee Benefits Plans.

                  (a) The rights of all Sellers' employees, participating under the Nashua Corporation's qualified defined benefit plans, to wit: Nashua Corporation's Retirement Plan for Salaried Employees and Nashua Corporation's Hourly Retirement Plan ("Defined Benefit Plan" and collectively the "Defined Benefit Plans") who become employees of Buyer shall be governed by the provisions of the Defined Benefit Plans as amended to the date of such employees' termination of employment with Seller. If it is determined that the sale of the Business and the termination of the employment of the employees of Seller as a result thereof did not constitute a "partial termination" of the Defined Benefit Plans, or either of them, within the meaning of Section 411(d)(3) of the Code, then Seller shall take such steps as are necessary to amend such Defined Benefit Plan or Plans so that service with Buyer shall constitute service under such Defined Benefit Plan or Plans but only for purposes of and only to the extent that such service with Buyer would have constituted vesting service under such Defined Benefit Plan or Plans if such service had been rendered to the Seller rather than Buyer.

                  (b) Seller will retain and discharge all of the rights and duties and obligations of Seller relating to and arising under Seller's Plans and Seller Benefit Arrangements with respect to employees of the Business for and with respect to the period on or before the Closing Date without regard to whether Buyer hires such employees. Seller will retain and discharge any obligations to the employees of the Business with respect to vacation, sick leave and severance benefits relating to the period on or before the Closing Date.

                  (c) If Buyer terminates the employment of any employee of the Business after Closing, Buyer shall be responsible for all obligations in connection with such termination, including, without limitation, obligations under the Worker Adjustment and Retraining Notification Act of 1988 ("Warn Act") or COBRA. Seller will be responsible for providing coverage under ERISA Section 601 et seq. and all notices under the Warn Act for persons employed or formerly employed by the Business (and their beneficiaries) relating to any terminations or other qualifying events occurring on or before the Closing Date.

                  (d) The parties agree that no provision in this Agreement requires Buyer to retain any employee or to establish or maintain any Benefit Arrangement or Plan other than, for one year after the Closing Date, the severance arrangement for salaried Transferred Employees described in Section 6.12.


                                   ARTICLE VII
                               COVENANTS OF BUYER

         7.1 Maintenance of, and Access to, Records. Buyer shall provide Seller with reasonable access (with an opportunity to make copies at Seller's expense) during normal business hours, and upon reasonable advance notice, to all books and records turned over to Buyer in accordance with this Agreement. Buyer shall preserve and maintain such books and records for at least seven (7) years after the Closing Date or longer if required by guidelines of the Internal Revenue Service.

         7.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Buyer will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and will use commercially reasonable efforts to obtain such approvals and take such actions as are necessary, including without limitation using its best efforts to obtain all consents of any Person, whether private or governmental, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         The indemnification provisions of the Master Agreement shall apply to Buyer and Seller.


                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination Events. Subject to the other provisions of this Article IX, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

                  (a) By Buyer or Seller upon termination of the Master
Agreement;

                  (b) By mutual written consent of Seller and Buyer;

                  (c) By Buyer pursuant to Section 4.4(a);

                  (d) By Seller pursuant to Section 4.4(b);

                  (e) As otherwise provided in Article 12 of the Master Agreement; or

                  (f) By Buyer pursuant to Section 6.10.

         9.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate, except as provided in Section 12.2 of the Master Agreement. No termination of this Agreement shall act to terminate or otherwise impair the obligations set forth in Section 13.4 of the Master Agreement (Expenses).


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Survival of Representations and Warranties. All covenants and obligations to be performed after the Closing Date contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing and expire in accordance with their respective terms. All representations and warranties contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that any representations and warranties contained herein related to tax, benefits and environmental matters and the covenants under Section 6.13 of this Agreement shall survive the Closing for a period of six (6) months beyond the applicable federal or state statute of limitations (including extensions thereto). The waiver of any condition, based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants or obligations.

         10.2 Amendments. This Agreement may be amended only by a written agreement signed by Seller and Buyer.

         10.3 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent in accordance with Section 13.3 of the Master Agreement.

         10.4 [INTENTIONALLY OMITTED]

         10.5 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement, and supersedes all other prior agreements (except as identified in the Master Agreement) and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

         10.8 Assignment. This Agreement shall not be assigned by either Buyer or Seller or by operation of law or otherwise, except with the written consent of the other party; provided, however, that Buyer shall be permitted to assign this Agreement as set forth in Section 13.8 of the Master Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         10.9 Governing Law; Time of the Essence. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding the conflict of laws provisions thereof). Time is of the essence in the performance of this Agreement.

         10.10 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         10.11 Publicity. No press releases or public disclosure, written or oral, of the transactions contemplated by this Agreement shall be made by Buyer or Seller except in accordance with Section 13.11 of the Master Agreement.

         10.12 Jurisdiction. In the event that any dispute should arise between Buyer and Seller with respect to any matter covered by this Agreement (other than disputes described in Section 3.3(c)), the parties hereto consent to the sole and exclusive jurisdiction of the state and federal courts of the United States and the State of Delaware located in Dover, Delaware in connection with the adjudication of any such dispute.


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
         10.13 Legal Fees. In the event of any litigation between Seller and Buyer arising out of this Agreement, the party prevailing in such litigation shall be entitled to have its reasonable attorneys' fees and expenses reimbursed by the other party.

         10.14 Actions. The parties will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         10.15 Terms. All capitalized terms used herein shall have the meanings specified in this Agreement, or, if not so specified, the meanings specified in the Master Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense. The term "Buyer's knowledge" or "Seller's knowledge" or words of similar import or limitation means the actual knowledge or conscious awareness, without independent investigation, of any executive officer of Buyer or Seller, as the case may be.

         10.16 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         10.17 Third Parties. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person or entity, including any employee of Seller, other than Seller and Buyer any rights or remedies under or by reason of this Agreement.

                           [Signature Page Following]


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
         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                                             BUYER
                                             DISTRICT PHOTO INC.


                                             By:________________________________
                                                Name:
                                                Title:

                                             SELLER
                                             NASHUA PHOTO INC.


                                             By:________________________________
                                                Name:
                                                Title:

                                             PROMOLINK CORPORATION


                                             By:________________________________
                                                Name:
                                                Title:


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